UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2006

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2006, the number of directors of the Board of Directors of American Superconductor Corporation was increased from seven to eight, and David R. Oliver, Jr. was elected as a director to fill the vacancy created by the increase in the number of directors. At this time, the Company does not expect to appoint Admiral Oliver to any committees of the Company’s Board of Directors.

Admiral Oliver is executive vice president and chief operating officer of European Aeronautic Defense and Space (EADS) Company’s North American division. With more than $40 billion in annual revenue, EADS is the second largest aerospace firm in the world. Admiral Oliver oversees all marketing and business development activities of EADS North America and manages the operational activities of the EADS North America holding company.

Before joining EADS North America, Admiral Oliver was stationed in Baghdad as Director of Management and Budget for the Coalition Forces. Prior to that, he served as the United States’ Principal Deputy Under Secretary of Defense for Acquisition and Technology. Admiral Oliver also previously held management positions at both Westinghouse Electric and Northrop Grumman.

In the Navy, Admiral Oliver commanded both diesel and nuclear submarines and two submarine groups. His last Navy appointment was as Principal Deputy to the Assistant Secretary of the Navy for Research, Development and Acquisition. Admiral Oliver’s military decorations include the Defense and Navy Distinguished Service Medals as well as six awards of the Legion of Merit. Admiral Oliver graduated from the United States Naval Academy. He received a Master of Arts in Political Science and International Affairs (Middle East) from American University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: September 21, 2006	By:	/s/ Thomas M. Rosa
Thomas M. Rosa Vice President and Chief Financial Officer